Exhibit 10.17

CONFIDENTIAL TREATMENT REQUESTED. CERTAIN PORTIONS OF THIS

DOCUMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR

CONFIDENTIAL TREATMENT AND, WHERE APPLICABLE, HAVE BEEN MARKED

WITH AN ASTERISK TO DENOTE WHERE OMISSIONS HAVE BEEN MADE. THE

CONFIDENTIAL MATERIAL HAS BEEN FILED SEPARATELY WITH

THE SECURITIES AND EXCHANGE COMMISSION.

SHAREHOLDERS’ AGREEMENT

of

SMA INDÚSTRIA QUÍMICA S.A.

entered into by and among,

on one side,

USINA SÃO MARTINHO S.A.

and,

on the other side,

AMYRIS BRASIL S.A.

and, as Intervening Consenting Party,

SMA INDÚSTRIA QUÍMICA S.A.

April 14, 2010

-i-

SHAREHOLDERS’ AGREEMENT

THIS SHAREHOLDERS’ AGREEMENT (the “Agreement”) is made and entered into as of this April 14, 2010, by and among:

I.    On one side:

1.        USINA SÃO MARTINHO S.A., a wholly-owned subsidiary of São Martinho S.A., duly organized and existing under the laws of Brazil, with principal place of business at Fazenda São Martinho, in the City of Pradópolis, State of São Paulo, Brazil, enrolled with CNPJ/MF under No. 48.663.421/0001-29 (hereinafter referred to as “São Martinho”); and

II.    On the other side:

2.        AMYRIS BRASIL S.A., a closely-held corporation duly organized and existing under the laws of Brazil, with principal place of business located in the City of Campinas, State of São Paulo, at Rua James Clerk Maxwell, No. 315, Techno Park, enrolled with the Brazilian Taxpayers’ Registry (CNPJ/MF) under No. 09.379.224/0001-20 (hereinafter referred to as “Amyris Brasil”);

(São Martinho and Amyris Brasil jointly referred to as “Shareholders” or “Parties” and, individually and generally referred to as “Shareholder” or “Party”);

III.    And, as intervening consenting party:

3.1.     SMA INDÚSTRIA QUÍMICA S.A., a corporation under incorporation, organized and existing under the laws of Brazil, with principal place of business located at Fazenda São Martinho, in the City of Pradópolis, State of São Paulo, Brazil (hereinafter referred to as the “Company”).

RECITALS

WHEREAS, the Parties have jointly agreed to incorporate the Company, an entity which purpose is to build and operate a manufacturing facility in the City of Pradópolis, State of São Paulo, at the same site where Usina São Martinho is located, for the production of Amyris Renewable Products;

WHEREAS, the Parties are the sole Shareholders of the Company as of the date hereof; and

WHEREAS, the Parties wish to set out the terms and conditions governing their relationship as Shareholders of the Company.

NOW, THEREFORE, in consideration of the matters described above, the Parties, intending to be legally bound, are entering into this Agreement to set out the terms governing their relationship as shareholders in the Company, as follows:

SECTION 1

DEFINITIONS AND INTERPRETATION

1.1.	Interpretation. In this Agreement, except to the extent specifically provided otherwise:

(i)	terms defined in the singular have the same meanings when used in the plural and vice versa;

(ii)	words importing any gender include the other gender;

(iii)	references to statutes or regulations include all statutory or regulatory provisions consolidating, amending or replacing the statute or regulation referred to; and

(iv)	section headings are for ease of reference only and shall not affect the interpretation of this Agreement.

1.2.    Conflict.    In the event of any conflict between this Agreement and the By-laws (as defined below), the terms of this Agreement shall prevail with respect to the Shareholders, and the Shareholders shall, at the first general meeting held after such conflict is identified, decide on an amendment to the By-laws so as to eliminate said conflict.

1.3.    Definitions.    The following terms and expressions shall have the following meanings when used in this Agreement and not expressly or contrary defined in the body of this instrument:

“ABI”

shall mean Amyris Biotechnologies, Inc., a corporation duly organized and existing under the laws of California, with principal place of business located at 5885 Hollis Street, Suite 100, Emeryville, California 94608, enrolled with the Brazilian Taxpayers’ Registry (CNPJ/MF) under No. 09.345.642/0001-05.

“Affiliate”	means any Person that, directly or indirectly, through one or more Persons, Controls, is Controlled by or is under common Control with such Person.
“Agreement”	shall mean this Shareholders’ Agreement.
“Amyris Brasil”	shall have the meaning set forth in the preamble of this Agreement.
“Amyris Brasil Competitor”

shall mean any Person which, directly or indirectly, is engaged in or Controls any Person that is engaged in the business of biotechnology and uses genetic modification of strains to produce performance chemical products. Derivative terms of Competitor, such as “Competitive”, shall have a meaning analogous to “Competitor”.
“Amyris Brasil Members”	shall mean the members of the Board of Directors to be appointed by Amyris Brasil, as set forth in Section 6.2.1.
“Amyris Renewable Products”	shall mean the products to be manufactured at the Company’s plant using the Amyris Technology.
“Amyris Technology”

shall mean the proprietary microbial production technology developed by Amyris Brasil and/or ABI, which converts simple sugars derived from various plant sources, including sugar cane, into specific compounds of interest, including renewable performance chemical products.

“Ancillary Agreements”

shall mean the following agreements to be executed by the Shareholders in connection with the Joint Venture: (a) the IP License Agreement to be entered into by and between Amyris Brasil and the Company under the Joint Venture Agreement (the “IP License Agreement”); (b) the Sugar Cane Syrup Supply Agreement to be entered into by and between São Martinho and the Company under the Joint Venture Agreement (the “Syrup Supply Agreement”); (c) the Master Off-Take Agreement to be entered into by and between Amyris Brasil and the Company under the Joint Venture Agreement (the “Master Off-Take Agreement”)”; (d) the Shared Services Agreement to be entered into by and between São Martinho and the Company under the Joint Venture Agreement (the “Shared Services Agreement”); (e) the Real Estate Rental and Utilities Supply Agreement to be entered into by and among São Martinho and the Company (the “Rental Agreement”); and (f) any other agreement that the Parties may agree upon in relation to the Joint Venture.

“Annual Shareholders’ Meeting”	shall have the meaning set forth in Section 5.1.2.
“Arbitration Chamber”	shall have the meaning set forth in Section 14.10.
“Arbitration Panel”	shall have the meaning set forth in Section 14.10.1.
“Arbitration Rules”	shall have the meaning set forth in Section 14.10.
“Audit Committee”	shall mean the Conselho Fiscal of the Company, as set forth in Section 6.4.
“Board of Directors”	shall have the meaning set forth in Section 6.2.
“Brazilian Corporation Law”	shall mean Law No. 6404/76, as amended.

“Business Day”

shall mean any day that is not a Saturday, a Sunday or a day on which commercial banks in the City of São Paulo, State of São Paulo, are obliged or authorized by law to remain closed or any day in which such banks are closed as the result of a strike.

“By-laws”	shall mean the By-laws of the Company.
“CAPEX”

shall mean, with respect to any Person, for any period, any cash payment that is made during such period by such Person for (or in connection with) the purchase, acquisition, construction, modification or modernization of any tangible property, plant or equipment, the value or cost of which, under applicable generally accepted accounting principles, should be capitalized and appear as a fixed asset on such Person’s balance sheet.

“Chairman”	shall mean the Chairman of the Company’s Board of Directors.
“Change of Control Call Option”	shall have the meaning set forth in Section 11.1.
“Change of Control Notice”	shall have the meaning set forth in Section 11.3.
“Change of Control of Amyris Brasil”	means any transaction (or a series of related transactions), as a result of which a São Martinho Competitor becomes, directly or indirectly, a Controlling shareholder of Amyris Brasil.
“Change of Control of São Martinho”	means any transaction (or a series of related transactions), as a result of which an Amyris Brasil Competitor becomes, directly or indirectly, a Controlling shareholder of São Martinho.
“Change of Control Put Option”	shall have the meaning set forth in Section 11.2.
“Company”	shall have the meaning set forth in the preamble of this Agreement.
“Control”

shall mean, when used with respect to any Person (“Controlled Person”), (i) the power, held by another Person, alone or together with other Persons bound by a voting or similar agreement (each a “Controlling Person”), to elect, directly or indirectly, the majority of the senior management and to establish and conduct the policies and management of the relevant Controlled Person, whether individually or jointly with Affiliates of the Controlling

Person(s); or (ii) the direct or indirect ownership by a Controlling Person and its Affiliates, alone or together with another Controlling Person and its Affiliates, of at least fifty percent (50%) plus one (1) share/quota representing the voting stock of the Controlled Person. Terms derived from Control, such as “Controlled”, “Controlling” and “under common Control” shall have a similar meaning to Control.

“Corporate Books”	shall mean the Company’s Share Register Book (Livro de Registro de Ações Nominativas) and Share Transfer Book (Livro de Registro de Transferência de Ações Nominativas).
“Dispute”	Shall have the meaning set forth in Section 14.10.
“Executive Committee”	shall have the meaning set forth in Section 6.3.
“Executive Officers”	shall have the meaning set forth in Section 6.3.
“Fair Market Value”	shall mean the fair market value of the Company’s shares as calculated using the formula set forth in “Schedule 1.3” attached hereto.
“Fiduciary Transfer”	shall have the meaning set forth in Section 3.3.
“First Individual Agreement”	shall mean the first Individual Agreement to be entered into by and between the Company and Amyris Brasil under the Master Offtake Agreement.
“Individual Agreement”	shall mean any Individual Agreement to be entered into by and between the Company and Amyris Brasil under the Master Offtake Agreement.
“Insolvency Call Option”	shall have the meaning set forth in Section 10.3.
“Insolvency Call Option Notice”	shall have the meaning set forth in Section 10.4.
“Insolvency Event”	shall have the meaning set forth in Section 10.1.
“Insolvent Party”	shall have the meaning set forth in Section 10.3.
“IP License Agreement”	shall have the meaning set forth in the definition of “Ancillary Agreements”.
“Joint Venture Agreement”	shall mean the Joint Venture Agreement entered into by and between the Parties on April 14, 2010.

“JV Engineering Designs”

shall mean the project and related engineering plans of the JV Plant to be developed directly or indirectly by Amyris and which shall contain at least the following elements: (i) complete process engineering package; (ii) complete basic project engineering package; and (iii) complete detailed engineering package.

“JV Plant”	shall mean the manufacturing plant to be built by the Company for the production of the JV Products.
“JV Product”

shall mean farnesene used in performance chemicals. In case there is not enough demand for farnesene, the Parties may agree upon producing other products which shall, in this case, be considered “JV Products” as well.

“JV Work Plan”	shall mean the work plan to be developed by the technical teams of the Parties as further described in Section 3.5 of the Joint Venture Agreement.
“Master Offtake Agreement”	shall have the meaning set forth in the definition of “Ancillary Agreements”.
“Members”	shall mean the members of the Company’s Board of Directors appointed by São Martinho and/or Amyris Brasil, as set forth in Section 6.2.2.
“Minimum Price”	shall mean [*].
“Non-Insolvent Party”	shall have the meaning set forth in Section 10.3.
“Phase 1”	shall have the meaning set forth in the Joint Venture Agreement.
“Person”	means any individual, legal entity, company, joint venture, trust, investment fund, unincorporated entity or any other entity, including governmental authorities.
“Related Party Transactions”

means, with respect to a Person, any deal, operation, transaction and/or business relationship between, on one side, such Person and, on the other, any of its shareholders or partners, its Affiliates, their respective officers, directors, managers and relatives up to third (3rd) degree; provided that if such Person is the Company or the Company’s Controlled companies, for example, any transaction involving the Company or a Controlled company, on one side, and any Shareholder or its Affiliates or Controlling Shareholder on the other side, shall be also

[*]

Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

considered an Related Party Transaction.
“São Martinho”	shall have the meaning set forth in the preamble of this Agreement.
“São Martinho Competitor”

shall mean any Person which, directly or indirectly, is engaged or Controls any Person that is engaged in the business of agricultural and industrialization of sugar cane and/or production of sugar and ethanol. Derivative terms of Competitor, such as “Competitive”, shall have a meaning analogous to “Competitor”.

“São Martinho Members”	shall mean the members of the Board of Directors to be appointed by São Martinho.
“Shareholder”	shall mean any shareholder of the Company.
“Shares”	shall have the meaning set forth in Section 3.2.
“Subsidiaries”	shall mean a company directly or indirectly Controlled by the Company.
“Syrup Supply Agreement”	shall have the meaning set forth in the definition of “Ancillary Agreements”.
“Transferor Shareholder”	shall have the meaning set forth in Section 3.4.
“Trustee Shareholder”	shall have the meaning set forth in Section 3.4.
“Usina São Martinho”	shall mean the mill owned and operated by São Martinho in the City of Pradópolis, State of São Paulo.

SECTION 2

PURPOSE OF THE AGREEMENT AND GUIDING PRINCIPLES

2.1.      The purpose of this Agreement is to establish the general framework governing the relationship between São Martinho and Amyris Brasil with respect to their capacities of, and as long as they are, Shareholders of the Company, and the principles set forth herein are of the essence of the intent of the Parties and shall, at all times during the term of this Agreement, be observed by the Parties — and the Parties shall cause their representatives in the Company’s management to observe them — and the Parties hereby promise to abide by them.

2.2.      The Shareholders agree to (i) exercise their respective votes at the general shareholders’ meetings of the Company, (ii) cause the Company to always exercise its voting rights at the general meetings of its Subsidiaries, if any, as well as (iii) instruct their respective representatives in the management bodies of such companies to act in accordance with the provisions of this Agreement.

2.3.      The management of the Company and its Subsidiaries shall be conducted by experienced professionals with qualification requirements needed in order to hold such positions.

2.4.      The Company’s strategic decisions shall always take into account the Company’s best interest with the purpose of providing the Shareholders with the best possible sustainable return on their investments.

2.5.      Except as otherwise mutually agreed by the Shareholders, and subject to the provisions of the Ancillary Agreements, any Related Party Transaction shall be carried out on an arms’ length basis under conditions equal to those that such parties would be offered in case such transaction were carried out with Third Parties, without conflict of interest and in the Company’s best interest and of its Subsidiaries.

2.6.      The members of the Company’s and its Subsidiaries’ management bodies shall be instructed to endeavor their best efforts in pursuing high levels of profitability, efficiency, productivity, safety and competitiveness with respect to the Company’s activities and of its Subsidiaries.

2.7.      The Company and any Subsidiaries or any, directors, officers, agents, employees or any other Person acting on behalf of the Company or any of its Subsidiaries shall not, under any circumstances and for no reason whatsoever, engage in any illegal or unlawful business conduct and the Company shall use its best efforts to keep good labor, social and environmental standards, in order to prevent or remedy any damages to the environment and employees that may be caused by the Company or its Subsidiaries while pursuing their activities.

SECTION 3

CORPORATE STRUCTURE AND SHARES SUBJECT TO THE AGREEMENT

3.1.      The current capital stock of the Company, fully subscribed and paid in, is of R$ 100.000,00 (one hundred thousand reais), divided into 100,000 (one hundred thousand) common registered shares with no par value, which are held by the Shareholders as follows:

SHAREHOLDER	NO. OF SHARES	% OF CAPITAL STOCK
São Martinho	50,000(*)	50%
Amyris Brasil	50,000(*)	50%
Total	100,000	100%

(*) Includes the Shares transferred to its representatives at the Board of Directors, as provided in Section 3.3.

3.2.      This Agreement binds on the totality of the outstanding shares issued by the Company on the date hereof and owned by the Shareholders, as well as on the shares or any other securities or rights convertible into shares issued by the Company that may be subscribed or purchased or in any other way acquired by the Shareholders, their successors or authorized assignees on any account, during the term of this Agreement, including but not limited to, stock dividends deriving from dividend distributions, capital reductions, the exercise of any option, and any rights attributed thereto (the “Shares”). Therefore, the Shareholders acknowledge and accept that all Shares now existent or any new shares that may be so in the future, including through subscription, purchase, stock split, reverse stock split or conversion, shall be bound and subject to the terms and conditions of this Agreement.

3.3.      The Shareholders agree that São Martinho and Amyris Brasil shall, each of them, assign and transfer one Share of the Company’s capital stock to each of the respective members of the Board of Directors that shall be indicated by São Martinho and/or by Amyris Brasil (the “Fiduciary Transfer”), who, as a consequence, shall become a shareholder of the Company for the sole purpose of complying with the Brazilian law.

3.4.      The assignment and transfer mentioned in Section 3.3 above shall be free of any costs and expenses, as a trust and, therefore, the trustee shareholder (“Trustee Shareholder”) shall acknowledge and accept that, although it will be listed as a shareholder of the Company, its transferor Shareholder (“Transferor Shareholder”) shall continue to be the beneficial owner of the corresponding Share. At any time, upon the request of the Transferor Shareholder, the Trustee Shareholder shall undertake to immediately transfer the Share which he/she holds in trust to the Transferor Shareholder, or to any third party which the Transferor Shareholder may indicate, and fully comply with the Transferor Shareholder’s instructions. All such commitments to be undertaken by the Trustee Shareholder shall be formalized in a separate instrument, to be executed by the Trustee Shareholder at the time of his/her election and filed at the Company’s headquarters.

SECTION 4

SHAREHOLDERS’ COVENANTS

4.1.      Each of the Shareholders hereby covenants and agrees that it shall vote and cause its representatives in the Board of Directors to vote in order to accomplish and give effect to the terms and conditions of this Agreement and that it shall otherwise act in accordance with the provisions of this Agreement.

SECTION 5

SHAREHOLDERS’ MEETINGS

5.1.      Shareholders’ Meetings.  Any action required or permitted to be taken by any Shareholders’ General Meeting or under applicable law shall be taken in accordance with the following provisions:

        5.1.1.  Call Procedures.  The Shareholders’ Meetings may be called at any time by the Chairman, by his or her own initiative or at the written request of any Shareholder or otherwise as contemplated by the Brazilian Corporation Law. Failure by the Chairman to call any such meeting requested by any Shareholder within five (5) calendar days from the date of receipt of the pertinent request shall allow such Shareholder to call the applicable meeting. The applicable legal provisions being duly observed, the call notices shall be delivered to each Shareholder at least 8 (eight) calendar days in advance from the date scheduled for the holding of each Shareholders’ Meeting and shall contain information on the date and time the relevant Shareholders’ Meeting will be held and the detailed agenda, as well as any support documentation.

        5.1.2.  Annual or Special Shareholders’ Meetings.  The Shareholders’ Meetings of the Company shall be annual or special. The Shareholders acknowledge that an annual Shareholders’ Meeting shall be held within the four (4) months following the closing of each fiscal year, for discussion, voting and approval of the matters provided by the Brazilian Corporation Law (“Annual Shareholders’ Meeting”). Furthermore, special Shareholders’ Meetings may be held whenever and insofar as the business of the Company so requires.

        5.1.3.  Quorum for Installation.  A quorum for installation of any Shareholders’ Meeting shall require the presence of the Shareholders representing the majority of the voting capital, except for the matters which the applicable law establishes a higher quorum. Notwithstanding any other provision herein, if any Shareholder fails to be present at two (2) consecutive duly called Shareholders’ Meetings, then such meeting, upon its third call, may be validly held without a quorum and any decision on the agenda may be validly taken at such meeting at the simple majority vote of the Shareholders present or duly represented.

        5.1.4.  Voting; Shareholders’ Resolutions.  Each Share shall have the right to one vote on all matters to be decided by a Shareholders’ Meeting. Except for those special cases provided for by law, resolutions at Shareholders’ Meetings shall be passed by a majority vote of those in attendance.

        5.1.5.  Shareholders’ Meeting Agenda.  The call notice to the shareholders’ general meetings shall set forth, in detail, the relevant agenda, it being expressly forbidden the inclusion of generic items such as, for example, “general matters of interest of the Company”. Moreover, no resolutions shall be passed on any matters that are not expressly included in the agenda, as stated in the call notice, under penalty of being deemed void, except in case the Shareholders representing one hundred percent (100%) of the Company’s capital stock agree otherwise.

5.2.      Minutes.  The Company shall always prepare and keep accurate and complete minutes of the Shareholders’ Meetings, which shall accurately register all resolutions, including discussions related to matters that are not object of consensus decisions.

5.3.      Subsidiaries.  The Shareholders hereby represent and acknowledge that the purpose of this Agreement is to govern their relationship as shareholders of the Company and, with respect to its Subsidiaries, the Shareholders shall cause the Company to exercise its voting rights in accordance with this Agreement.

SECTION 6

MANAGEMENT OF THE COMPANY

6.1.      Management; General Principles. The business and affairs of the Company shall be managed by a Board of Directors (Conselho de Administração) and an Executive Committee (Diretoria), which shall operate under the supervision of the Board of Directors, in accordance with the Brazilian Corporate Law and pursuant to the terms and conditions contained herein and in the By-laws.

6.2.      Board of Directors.    The Company’s board of directors (“Board of Directors”) shall be composed by four (4) members, who shall be appointed, elected and observe and act in accordance with the following provisions:

        6.2.1.  Appointment.     The members of the Board of Directors shall be elected by the Shareholders at the Shareholders’ Meeting and each Shareholder shall have the right to appoint two (2) Board Members as long as such Shareholder owns 50% (fifty percent) of the voting Shares of the Company.

        6.2.2.  Exercising Voting Rights.    São Martinho and Amyris Brasil hereby undertake to exercise their voting rights in the relevant Shareholders’ Meeting of the Company to elect the members of the Board of Directors appointed by each of them (the “Members”) according to this Section. In the event of vacancy of any position in the Board of Directors, the replacement member shall be appointed by the Shareholder who appointed the Board of Directors Member so replaced, for the period left to complete the relevant term in office.

        6.2.3.  Replacement and Resignation.    The Shareholder entitled to appoint member(s) of the Board of Directors may request the replacement of any such member(s) at any time. Any such Shareholder who wishes to replace a member shall forward a written signed notice to that effect to the other Shareholder and, upon receipt of such written notice, the Shareholders shall, as soon as practically possible, but in no event later than five (5) Business Days thereafter, request the call of a Shareholders’ Meeting in which they shall approve the replacement of the member in accordance with the terms of the written resolution. Any member of the Board of Directors may resign at any time by so notifying in writing both the Company and the Shareholder who appointed such member and in this case the other member appointed by such Shareholder shall accumulate the functions of the resigning or vacant member until the election of his/her successor. Such resignation shall become effective upon receipt of such notice by the Company and the respective Shareholder or at such later time as is therein specified and, unless otherwise specified, the acceptance of such resignation shall not be necessary to make it effective.

        6.2.4.  Term of Office.    Each member of the Board of Directors shall serve for a one (1)-year term or, if later, until such member’s successor is appointed by the Shareholder who appointed the member so succeed, or, if earlier, until such member’s death resignation or removal by the Shareholders’ Meeting. Reelection is allowed. The term of office of a member of the Board of Directors shall commence on the date of the execution of the relevant instrument of investiture (termo de posse) and shall terminate on the date of the Annual Shareholders’ Meeting taking place following that individual’s election, or until his/her successor is elected and take office, or at any time prior thereto if the Shareholder appointing a member of the Board of Directors replaces such member of the Board of Directors, in accordance with the provisions hereof.

        6.2.5.  Chairman.     As long as each Shareholder holds fifty percent (50%) of the Company’s capital stock, the Shareholders shall alternate the appointment of the chairman of the Board of Directors as between Amyris Brasil Members and São Martinho Members. The chairman of the Board of Directors of the Company shall be appointed for one (1)-year term and shall perform the relevant duties of chairman during the respective Member term of office. If one of the Shareholders, at any time, becomes the Controlling Shareholder of the Company, then such Shareholder shall always have the right to appoint the chairman of the Board of Directors. The first chairman of the Board of Directors of the Company shall be appointed by São Martinho.

        6.2.6.  Meetings of the Board of Directors.    The Board of Directors shall hold ordinary meetings at such time and place as shall be determined by the Board of Directors. In the first month of every fiscal year, the Board of Directors shall meet and approve the schedule of meetings for the starting fiscal year. In the absence of an agreement, the Board of Directors shall hold ordinary meetings every quarter during each fiscal year. The Board of Directors shall also meet extraordinarily whenever any matter subject to the Board of Directors is to be dealt with.

        6.2.7.  Call Procedures.    The Chairman shall call all meetings of the Board of Directors. The call notice shall be delivered, either personally, by facsimile, by e-mail or by international mail, by his or her initiative or at the written request of any Member. Failure by the Chairman to call any meeting requested by any Member within five (5) calendar days from the date of receipt of the request by any Member allows such Member to call the meeting. The meetings of the Board of Directors shall be called at least eight (8) calendar days prior to the date of each meeting. The call notice shall specify the place, date and time of the meeting and shall comprise its detailed agenda, including any proposal of resolutions, any document prepared by the Company in advance of the meeting in order to support any resolution and all necessary documentation related thereto. Notice may be waived in writing or by the attendance of all Members. The attendance of a Member at a meeting shall constitute a waiver of notice of such meeting, except when the Member attends the meeting for the express purpose of objecting at the beginning thereof to the transaction of any business because the meeting has not been properly called or convened.

        6.2.8.  Board of Directors’ Meeting Agenda.    The call notice to the Board of Directors’ meetings shall set forth, in detail, the relevant agenda, it being expressly forbidden the inclusion of generic items such as, for example, “general matters of interest of the Company”. Moreover, no resolutions shall be passed on any matters that are not expressly included in the agenda, as stated in the call notice, under penalty of being deemed void, except for the resolutions that are approved by the unanimous vote of all of the Board members representing one hundred percent (100%) of the Company’s Board of Directors.

        6.2.9.  Attendance.     Any Member unable to attend in person for any reason may participate in a meeting of the Board of Directors by conference call or similar communications equipment by means of which all persons participating in the meeting can hear one another, and such participation shall constitute presence in person at such meeting. Additionally, if any member is unable to attend a meeting, in person or by conference call or similar, then such member may, in accordance with applicable law and the By-laws, give a proxy to another member appointed by the same Shareholder.

        6.2.10.  Quorum for Installation.    A quorum for installation of any meeting of the Board of Directors shall require the presence of at least one (1) São Martinho Member and one (1) Amyris Brasil Member. If no São Martinho Member or no Amyris Brasil Member is present at such duly called meeting of the Board of Directors, the Members present shall adjourn the meeting to a time not less than two (2) Business Days from the time of such adjournment (taking into account any circumstances that may prevent any Member from attending or participating in such reconvened meeting), and shall promptly give written notice to the Members of the time and place at which the meeting shall reconvene. Notwithstanding any other provision herein, if none of the Members designated by a given Shareholder be present at two (2) consecutive duly called meetings of the Board of Directors, then such meeting, upon its third call, may be validly held without a quorum and any decision on the agenda may be validly taken at such meeting at the simple majority vote of the Members present or duly represented.

        6.2.11.  Minutes.     The Company shall always prepare and keep accurate and complete minutes of the Board of Directors’ Meetings, which shall accurately register the resolutions, including the discussions related to matters that are not object of consensus decisions.

        6.2.12.  Matters Subject to the Board of Directors.    Except as provided in Sections 6.2.12.1 and 6.2.12.2 below, (i) each Member shall have the right to one vote on all matters to be decided by the Board of Directors; and (ii) resolutions of the Board of Directors shall always be adopted by a majority vote of the members of the Board of Directors. The primary duties of the Board of Directors shall be to establish the basic guidelines of the Company’s general policy, to manage and direct its implementation, and, specifically:

(i)

to lay down the Company’s general business guidelines, while the Executive Committee shall be responsible for decisions related to the Company’s daily activities, such as the construction of the JV Plant in accordance with the approved JV Work Plan and operation of the JV Plant within the limits set forth in this Agreement and in the Bylaws;

(ii)

approval of the yearly business plan and budget of the Company recommended by the Executive Committee (in case the Executive Committee fails to timely recommend the yearly business plan and budget within thirty (30) days of the commencement of the relevant year, the Board of Directors may prepare and approve the corresponding plan);

(iii)

to elect and remove the Company’s Executive Officers in accordance with this Agreement, provided that any Executive Officer can only be removed by the Members who appointed he/she, unless the removal is for cause under the applicable Brazilian laws, in which case any two (2) Members can approve such removal for cause;

(iv)	to call the General Meeting whenever deemed advisable or necessary;

(v)

election or replacement of the independent auditing firm, which must be always chosen among the so called “Big Four” firms, currently comprised of PricewaterhouseCoopers; Ernest & Young; Deloitte and KPMG;

(vi)	to submit to the General Meeting proposals for allocation of Company profits and for amendments to these Bylaws;

(vii)	any association or joint venture;

(viii)

granting of guarantees, sureties or aval guarantees involving an aggregate amount in excess of [*], except for those guarantees related to indebtedness approved by the Board of Directors in the business plan and in the budget;

(ix)	creation of committees;

(x)	the incorporation of Subsidiaries;

(xi)	acquisition and/or disposal of or divestiture of assets involving an aggregate amount in excess of [*], except if otherwise contemplated by the approved business plan or budget;

(xii)

any transaction which establishes obligation to the Company involving an aggregate amount in excess of [*], per transaction or in a series of related transactions in a period of twelve (12) months, except if otherwise contemplated by the approved business plan or budget;

(xiii)	any Related Party transaction, including but not limited to the execution of and/or the performance of actions/matters that would or could constitute a breach under any of the Ancillary Agreements;

(xiv)	approval of the JV Engineering Designs, as provided for in Section 3.9.1 of the Joint Venture Agreement;

(xv)	approval of the JV Work Plan, as provided for in Section 3.9.1 of the Joint Venture Agreement;

(xvi)	approval of the beginning of the construction works of the JV Plant, as provided for in Section 3.9.1 of the Joint Venture Agreement; and

(xvii)	approval of any capital increase within the limit of the authorized capital stock of the Company.

6.2.12.1.         Notwithstanding the provisions and in addition to the duties of the Board of Directors set for in Section 6.2.12 above, the Amyris Members shall refrain from voting in the following decisions, which shall be taken solely by the São Martinho’s Members:

[*]

Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(i)

the decision related to the consequences of the default by Amyris Brasil under the Master Offtake Agreement, the First Individual Agreement and/or other Individual Agreement and the IP License Agreement; and

(ii)	the decision of the Company to accept an Individual Agreement offered by Amyris Brasil, in case the Shareholders fail to reach an agreement regarding the Minimum Price.

6.2.12.2.         Notwithstanding the provisions and in addition to the duties of the Board of Directors set for in Section 6.2.12 above, the São Martinho Members shall refrain from voting in the decision related to the consequences of the default by São Martinho under the Syrup Supply Agreement, the Rental Agreement or the Shared Services Agreement, which shall be taken solely by the Amyris Members.

        6.2.13.  Language.     The meetings of the Board of Directors shall be held in Portuguese, with simultaneous translation to English if requested by any Member. All materials to be presented at such meeting, the minutes of such meetings, as well as any action of the Board of Directors taken by written consent, shall be drafted in Portuguese, and shall be translated to English if requested by any Member, and the Portuguese version of such materials, minutes or written consents shall prevail between the Parties. The Shareholder that elected the Member who requested the translation to English shall bear all costs related to such translation.

        6.2.14.  Remuneration.     After São Martinho has complied with its obligation to fund CAPEX needs related to Phase 1, the members of the Board of Directors shall be entitled to receive a monthly compensation based on market remuneration practices, which shall not exceed the annual gross amount approved by the Shareholders in the competent Shareholders’ Meeting. Moreover, all members of the Board of Directors shall be entitled to be reimbursed from any reasonable travel expenses arising from the performance of their activities and functions.

        6.2.15.  D&O.     Unless otherwise agreed by the Shareholders, the Company shall contract, with a reputable insurer, at its own cost, in favor of the Members of the Board of Directors that shall so desire, a “D&O — Directors and Officers” insurance policy.

6.3.       Executive Committee.  The executive committee of the Company (“Executive Committee”) shall be composed by three (3) officers (the “Executive Officers”), who shall be appointed and elected as provided for in Section 6.3.1 below and who shall bear the following specific designations: one (1) Plant Director and two (2) additional Executive Officers.

        6.3.1.  Appointment.     Two (2) members of the Executive Committee, including the Plant Director, shall be appointed by Amyris Brasil and elected by the Board of Directors as long as Amyris Brasil holds at least fifty percent (50%) of the Company’s voting stock. São Martinho shall have the right to appoint one (1) Executive Officer as long as it holds at least fifty percent (50%) of the Company’s voting capital stock. The Plant Director, who shall be the highest ranking member of the Executive Committee and who shall supervise and coordinate the other Executive Committee members, shall be appointed pursuant to the following process: (A) Amyris shall select a panel of three (3) final candidates; (B) São Martinho shall have the right to approve such candidates, provided such approval may not be unreasonably withheld, conditioned or delayed; and (C) Amyris shall then have the sole right to chose the final Plant Director from this panel of candidates. The foregoing process shall apply to the appointment of the initial Plant Director as well as any replacements.

        6.3.2.  Officers Qualification.    All members of the Executive Committee shall be individuals who are resident in Brazil and must be professionals with proven qualification and experience in their respective areas of responsibility.

        6.3.3.  Meetings of the Executive Committee.    The Executive Committee shall hold meetings, on a regular and extraordinary basis, whenever the corporate interests so require and whenever called by any of its members, it being incumbent upon the Plant Director to establish the agenda for such meetings. Any and all rules regarding the meeting of the Executive Committee shall be determined by the Board of Directors.

        6.3.4.  Term of Office.    Each member of the Executive Committee shall serve for a one (1)-year term or, if later, until such Officer’s successor is appointed by the Board of Directors, or, if earlier, until such Officer’s death, resignation or removal by the Board of Directors’ Meeting. Reelection is allowed for the member of the Executive Committee, with no maximum number of consecutive terms. The term in office of a member of the Executive Committee shall commence on the date of that individual’s election or reelection and shall terminate at the close of the Annual Shareholders’ Meeting taking place in the first year after that individual’s election, or until their successors are elected and take office, or at any time prior thereto if the Board of Directors replaces a member of the Executive Committee, in accordance with the provisions hereof.

        6.3.5.  Remuneration.     The members of the Executive Committee shall be entitled to receive compensation based on market remuneration practices, not exceeding the annual gross amount approved by the Shareholders in the competent Shareholders’ Meeting.

6.4.      Audit Committee.  The Company’s Audit Committee (Conselho Fiscal - “Audit Committee”) shall be composed by three (3) members and an equal number of alternates and shall operate if and when approved by the Shareholders.

6.5.      New Committees.   As long as each Shareholder holds at least 10% (ten percent) of the voting Shares of the Company’s capital stock, it will be entitled to appoint at least one (1) member of any new committee that may be created by the Board of Directors.

6.6.      Subsidiaries.  The Shareholders hereby acknowledge that the purpose of this Agreement is to govern their relationship as shareholders of the Company and, with respect to its Subsidiaries, the Shareholders, the Officers and Members shall cause the Company to exercise its voting rights in accordance with this Agreement. Therefore, any management and corporate governance rule set forth in this Section 6 will apply, mutatis mutandis, to the Company’s Subsidiaries, if any.

SECTION 7

LOSSES

7.1.    It is the intent of the Shareholders that the Company should not incur operating losses for two (2) consecutive years.

        7.1.1.  The Shareholders therefore agree that they shall meet at such time and place as is mutually agreed upon the receipt of financial information, indicating that the cumulative net operating losses of the Company for two (2) consecutive years, to determine the course of action which should be taken with respect to the Company.

        7.1.2.  At such meeting, the Shareholders shall determine whether to (i) continue the existence of the Company upon such basis as shall be mutually agreed or (ii) dissolve and liquidate the Company in accordance with the provisions of its By-Laws. If the Shareholders cannot agree upon either course of action within sixty (60) days after such initial meeting, then the Shareholders shall take all necessary action to cause the Company to be dissolved and liquidated.

SECTION 8

TRANSFER OF SHARES

8.1.      Transfer of Shares.  Each of the Shareholders hereby agrees that it shall not be permitted to sell, transfer, assign or otherwise dispose of any of its Shares, and the Company shall be prohibited from registering any such sale, transfer, assignment or disposal of in any of its corporate documents and books, except (i) where otherwise agreed upon by the Shareholders, or (ii) for any sale, transfer, assignment or disposal made in accordance with the provisions of this Agreement.

        8.1.1.  Any voluntary sale, transfer, assignment or disposal of Shares, or of rights to subscribe additional Shares, by the Shareholders shall be subject to the provisions of this Agreement.

8.2.      Lock-up Covenant.  Notwithstanding any provisions to the contrary, the Shareholders hereby agree and covenant not to transfer, directly or indirectly, to any third party any of their Shares. Any transfer of Shares to a third party shall require the unanimous prior written approval by all other Shareholders.

8.3.      Transfers to Affiliates.  Irrespectively of the lock-up covenant set forth in Section 8.2 above, at any time a Shareholder may, after giving prior written notice to the other Shareholders, transfer all or part of its Shares to an Affiliate, provided that:

(i)	the transferring Shareholder jointly guarantees the obligations of such Affiliate under this Agreement;

(ii)	the Shares are transferred back to the transferring Shareholder prior to the Affiliate ceasing to be an Affiliate of such Shareholder. The transferring

Shareholder shall provide to the other Shareholder such information as may be reasonably requested to ascertain that the Affiliate has not ceased to be an Affiliate of the transferring Shareholder; and

(iii)	the Affiliate unconditionally adheres to this Agreement and the corresponding instrument of adhesion is filed with the Company, together with this Agreement.

8.4.       Encumbrance of Shares.  Except as otherwise set forth in this Agreement, none of the Shareholders part to this Agreement may sell or transfer, grant an option to sell, encumber, pledge, charge (whether fixed or floating), create a security interest in or grant, declare, create or dispose of any right or interest in or permit to exist any lien or otherwise deal with any of its Shares in the Company bound to this Agreement, without the prior written consent of the other Shareholders for the period in which this Agreement are in full force and effect.

SECTION 9

TERM AND DURATION

9.1.      Term.  This Agreement shall become effective upon the signature hereof by the Shareholders hereto. Unless modified or extended by the Shareholders or sooner terminated in accordance with the terms hereof, this Agreement shall remain valid and continue in force and effect until the earlier of (i) the twentieth (20th) anniversary as of the date of its execution; and/or (ii) the date in which Amyris Brasil and/or the São Martinho, would cease to own Shares representing at least 10% (ten percent) of the Company’s voting capital stock.

9.2.      Renewal.  After the expiration of the 20-year term, this Agreement may be renewed, by the mutual consent of the Parties. For this purpose, the Parties agree to meet no later than twelve (12) months before the expiration of the 20-year term in order to decide whether or not to renew this Agreement.

        9.2.1.  If the Parties fail to mutually agree to renew this Agreement upon the expiration of the 20-year term pursuant to Section 9.2, above, then the Shareholders shall be obliged to take all necessary action to cause the Company to be dissolved and liquidated in accordance with the provisions of its By-Laws.

SECTION 10

INSOLVENCY AND CALL OPTION

10.1.      Insolvency Event.  An “Insolvency Event” shall mean (a) with respect to each Shareholder: (i) any general arrangement for the benefit of creditors (recuperação judicial ou extrajudicial); (ii) filing a petition or otherwise commence, authorize or acquiesce in the commencement of a proceeding or cause of action under any regulatory intervention, bankruptcy, or similar law for the protection of creditors or having had such petition filed against it without such petition being withdrawn or dismissed within the time period required under applicable law; (iii) otherwise becoming bankrupt or insolvent (however evidenced); or (iv) being dissolved or liquidated.

10.2.      Effects of an Insolvency Event.  In case an Insolvency Event occurs, all the resolutions of the Company’s Shareholders’ Meetings and the Board of Directors’ Meeting shall during such period be decided always in the best interest of the Company by the Non-Insolvent Party, except if otherwise provided for in the Brazilian Corporation Law.

10.3.      Insolvency Call Option.  In the event any Shareholder is subject to an Insolvency Event (“Insolvent Party”), then the other Shareholder (“Non-Insolvent Party”) shall have the right, but not the obligation, at its sole discretion, to purchase the entire equity interest held by the Insolvent Party in the Company’s corporate capital and to require the Insolvent Party to sell all, but not less than all, of the Shares then held by the Insolvent Party, who shall be obliged to sell such interests as provided hereto (the “Insolvency Call Option”).

10.4.      Insolvency Call Option Notice and Shares’ Price.  The exercise of the Insolvency Call Option must be made by written notice to the Insolvent Party within one hundred and twenty (120) days after the verification of the Insolvency Event (“Insolvency Call Option Notice”). Upon exercise of this call option, the Insolvent Party shall be obliged to sell its entire interests held in the Company’s capital stock to the Non-Insolvent Party, at the corresponding Fair Market Value, within thirty (30) calendar days from the final determination of the corresponding Fair Market Value.

SECTION 11

CHANGE OF CONTROL, CALL AND PUT OPTIONS

11.1.      Change of Control Call Option.  In the event of a Change of Control of Amyris Brasil, São Martinho shall have the right, but not the obligation, at its sole discretion, to purchase the entire interest held by Amyris Brasil at the Company’s capital stock and to require Amyris Brasil to sell all, but not less than all, of the Shares then held by it, who shall be obliged to sell such Shares as provided hereto (the “Change of Control Call Option”).

11.2.      Change of Control Put Option.  In the event of a Change of Control of São Martinho, Amyris Brasil shall have the right, but not the obligation, at its sole discretion, to sell to São Martinho all of its Shares in the Company and to require São Martinho to buy all, but not less than all, of the Shares then held by Amyris Brasil (“Change of Control Put Option”).

11.3.      Change of Control Notice and Shares’ Price.  The exercise of the Change of Control Call Option and/or the Change of Control Put Option, as the case may be, must be made by written notice sent by the Shareholder entitled to the option to the other within one hundred and twenty (120) days after the verification of the Change of Control Event (“Change of Control Notice”). Upon exercise of the Change of Control Call Option, Amyris Brasil shall be obliged to sell all of its Shares held in the Company to São Martinho, at the corresponding Fair Market Value, within thirty (30) calendar days as from the final determination of the corresponding Fair Market Value. Upon exercise of the Change of Control Put Option, São Martinho shall be obliged to purchase all of the Shares held by Amyris Brasil in the Company, at the corresponding Fair Market Value, within thirty (30) days as from the final determination of the corresponding Fair Market Value. The Shareholder that suffers a Change of Control must notify the other Shareholders about such event within ten (10) days after it becomes aware of such fact.

SECTION 12

RIGHT TO INFORMATION

12.1.      Information Right.  During the term of this Agreement or any subsequent period in which the Shareholders hold an interest in the Company, the Shareholders shall have the right to receive all information produced by the Company to comply with Brazilian Legislation. Notwithstanding the above, the Shareholders are entitled to request additional information, provided that such Shareholder shall reimburse all costs related thereto, including but not limited to the following information: (i) historical audited financial statements for the Company together with other financial information necessary to support required disclosure by a Securities and Exchange Commission (SEC) registrant reporting in the United States of America or in Brazil; (ii) monthly unaudited summary of consolidated financial information for the Company no more than twenty (20) calendar days after the end of each month; (iii) quarterly unaudited consolidated financial information for the Company (including Balance Sheet and Income Statement) no more than forty five (45) days after the end of each quarter together with other financial information to support required disclosure by any Securities and Exchange Commission (SEC) registrant reporting in the United States of America or in Brazil; (iv) annual consolidated audited financial statements for the Company within ninety (90) calendar days after each year end; (v) any other information provided to any lender or Shareholder of the Company; (vi) access to financial records and personnel to enable Amyris Brasil or ABI’s independent auditor to perform timely conversion of aforementioned historical financial statements from Brazilian GAAP to US GAAP and from Brazilian GAAP to IFRS as issued by the International Accounting Standards Board and for Amyris Brasil, ABI and São Martinho’s independent auditor to undertake review and audit procedures in accordance with the auditing standards in force in the United States of America or in Brazil; and (vii) any other information requested by the Shareholders that is considered reasonable by the Company or necessary for the Shareholders to fulfill its legal or statutory reporting and disclosure requirements.

12.2.      Due Diligence.  The Board of Directors shall cause the Company to keep accurate and complete records, books and accounts on the basis appropriate to the Company’s business, as required by the Brazilian laws. Each Shareholder shall have the right (which it may exercise through any of its duly authorized employees or agents or its independent accountants) to audit, examine and make copies of or extracts from any books, accounts and records of the Company, at such Shareholders’ own cost and expense, upon prior written notice to the Company and/or the other Shareholders, during the regular business hours of the Company, on the premises of the Company or where such records, books and accounts are kept.

SECTION 13

NON-SOLICITATION

13.1.      Non-Solicitation.  Each of the Shareholders shall, and shall cause its respective Affiliates, during the entire term of each relevant contract with the Company’s employees, and for a period of one (1) year after the date of his/her termination, not to, directly or indirectly:

(a)

employ or contract, attempt to employ or contract, or assist anyone in employing or contracting any person who is then, or at any time during the preceding twelve (12) months was, an employee of the Company, or of any other Shareholder and/or its Affiliates; or

(b)

persuade or attempt to persuade any employee of the Company, or of any other Shareholder and/or its Affiliates, to leave such employment or to become employed by anyone other than the Company, or of any of the other Shareholder and/or its Affiliates, as the case may be.

13.2.      Notwithstanding the foregoing, the provisions hereof shall not apply to (i) the executive officers of the Company that had relationship with the Shareholders prior to their engagement with the Company; (ii) any advertisement or general solicitation (or hiring as a result thereof) that is not specifically targeted at the persons described in Section 13.1(a) and Section 13.1(b) above; and (iii) any Shareholder’s hiring of any such person who has terminated employment with the other Shareholder and/or its Affiliates or the Company prior to the commencement of the solicitation of such employee.

SECTION 14

MISCELLANEOUS AND GENERAL PROVISIONS

14.1.      Confidentiality.   The Shareholders shall maintain, and use their best efforts to cause their respective directors, officers, employees, accountants, lawyers, consultants, advisors and agents to maintain, confidentiality over documents and information of a confidential nature relating to business strategies, operations, financial and other matters involving the Company and each of the Shareholders throughout the effectiveness of this Agreement and for an additional term of two (2) years counting as from the date of termination hereof, except in relation to information that may need to be prepared and disclosed in accordance with applicable laws and regulations to the market by the Shareholders, by the directors and officers of the Company, or that otherwise becomes of public knowledge. In case judicial or governmental authorities demand to disclose any confidential information, the Shareholder that received such request shall (i) immediately notify the other Shareholders for information purposes; and (ii) only disclose such confidential information to the extent necessary to comply with such obligation, always emphasizing the confidentiality of such information to the solicitant authority. The confidential information disclosed following the terms above will remain deemed to be confidential information for all other purposes and, therefore, completely protected by the provisions of this Agreement.

        14.1.1.   The Parties hereby agree that the Shareholders may disclose the terms of this Agreement to actual or prospective investors, underwriters, or acquirers of the Shareholders and/or their Affiliates, provided that such third parties are bound by an enforceable confidential agreement obliging them to keep the terms of this Agreement confidential, as well as to file all necessary documents regarding this transaction, including the Agreement, with the US and Brazilian Securities Exchange Commission (SEC and CVM).

14.2.      Notices.   All notices, requests, claims or other communication required or permitted hereunder shall be in writing and shall be delivered by hand, registered mail, recognized commercial courier or sent by facsimile transmission (in this case, with written confirmation of receipt). Any such notice shall be deemed as given when so delivered to the following addresses (or such other addresses and numbers as a Shareholder may designate by written notice to the other Shareholders):

If to São Martinho, to:

Usina São Martinho S.A.

[*]

Att [*]

Phone: [*]

E-mail: [*]

with copy to:

[*]

Att.: [*]

Fax: [*]

E-mail: [*]

If to Amyris Brasil, to:

Amyris Brasil S.A.

[*]

Attn.: [*]

Phone: [*]

E-mail: [*]

with copy to:

[*]

Att.: [*]

Phone: [*]

E-mail: [*]

If to the Company, to:

SMA INDÚSTRIA QUÍMICA S.A.

(to the address of its headquarters)

Att.: Plant Director

14.3.      Entire Agreement.   This Agreement contains the entire agreement and understanding concerning the subject matters hereof between the Shareholders hereto and supersedes all prior or contemporaneous oral or written agreements, communications, proposals and representations with respect to its subject matters and prevails over any conflicting or additional terms of any quote, order, acknowledgement or similar any prior understanding among the Shareholders during the term of this Agreement. No modification or amendment to this Agreement will be binding, unless in writing and signed by duly authorized representatives of each Shareholder.

14.4.      Severability.   If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree

[*]

Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

will remain in full force and effect to the extent not held invalid or unenforceable. The Shareholders shall in good faith negotiate and endeavor their best effort to replace an invalid or unenforceable provision by an equivalent valid and enforceable provision.

14.5.      Waivers.   No waiver, termination or discharge of this Agreement, or any of the terms or provisions hereof, shall be binding upon any Shareholder hereto unless confirmed in writing. No waiver by any Shareholder hereto of any term or provision of this Agreement or of any default hereunder shall affect such Shareholder’s rights thereafter to enforce such term or provision or to exercise any right or remedy in the event of any other default, whether or not similar.

14.6.      Assignment.   The respective rights and obligations of the Shareholders under this Agreement may not be assigned without the prior written consent of the other Shareholders, except in case of an assignment to an Affiliate in which case the provisions of Section 8.3 shall apply.

14.7.      Governing Law.   This Agreement shall be governed by and construed in accordance with the laws of the Federative Republic of Brazil.

14.8.      Language.   This Agreement shall be drafted and executed both in Portuguese and in English language. In the event of any conflict or discrepancy between the two versions, the English version shall prevail.

14.9.      Counterparts.   This Agreement may be executed in any number of counterparts and by the Shareholders to it on separate counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

14.10.      Arbitration.   Except for disputes regarding obligations that admit, forthwith, judicial execution, the Parties undertake to endeavor best efforts to amicably resolve by mutual negotiation any disputes arising from or related to this Agreement and/or its Exhibits and/or its Schedules and/or related thereto, including the By-laws, including but not limited to any issues relating to the Agreement’s existence, validity, effectiveness, termination or contractual performance (“Dispute”). In case such mutual agreement is not reached, any Dispute will be referred to and exclusively and finally settled by binding arbitration according to the rules (“Arbitration Rules”) of the Arbitration and Mediation Center of the Brazil-Canada Chamber of Commerce (“Arbitration Chamber”), which rules are deemed to be incorporated by reference to this Agreement, except as such Arbitration Rules may be modified herein or by mutual agreement by the Parties.

        14.10.1.    Arbitral Tribunal.   The arbitration will be settled before a panel of three arbitrators. One arbitrator and relevant alternate will be appointed by São Martinho, another arbitrator and relevant alternate will be appointed by Amyris Brasil. Should any Party fail to appoint its arbitrator and/or its alternate within fifteen (15) days from the date of receipt of the notice of service from the Arbitration Chamber, the president of the Arbitration Chamber will appoint such arbitrator and relevant alternate within the following fifteen (15) days. The third arbitrator will be appointed jointly by such two arbitrators within thirty (30) days of the latest appointment; such third arbitrator will act as the president of the arbitration panel (“Arbitration Panel”). In the event the arbitrators fail to reach, within the 30-day period mentioned above, a mutual understanding over the appointment of the president of the Arbitration Panel, the president of the Arbitration Panel will be appointed according to the rules of the Arbitration Chamber.

        14.10.2.     Restraints.   In no event will any member of the Arbitration Panel be a current or former employee, agent, officer or director of any Party or any of their respective Affiliates.

        14.10.3.      Place of Arbitration.   The seat of the arbitration shall be the City of São Paulo, State of São Paulo, Brazil, where the arbitration award will be rendered. Any acts may be practiced by the Parties, witnesses, expert witnesses and Arbitration Panel in any place agreed upon by the Parties, regardless of the seat of arbitration.

        14.10.4.       Language.   The arbitration shall be conducted in Portuguese. Documentary evidence in the arbitration proceedings may be submitted in English and translation thereof will not be required.

        14.10.5.       Binding Nature.   The arbitration award shall be final, unappealable and binding on the Parties, their successors and assignees, who agree to comply with it spontaneously and expressly, waive any form of appeal, except for the request for correction of material error or clarification of uncertainty, doubt, contradiction or omission of the arbitration award, as set forth in article 30 of the Arbitration Law, except, yet, for the good-faith exercise of the annulment established in article 33 of the Arbitration Law. If necessary, the arbitral award may be performed in any court which has jurisdiction or authority over the Parties and their assets. The decision will include the distribution of costs, including attorney’s fees and reasonable expenses as the Arbitration Panel sees fit.

        14.10.6.       Fine for Breach of Arbitration.   The Party which, without legal support, frustrate or prevent the instatement of Arbitral Tribunal, whether by failing to adopt necessary measures within proper time, or by forcing the other Party to adopt the measures set forth in article 7 of the Arbitration Law, or yet, by failing to comply with all the terms of the arbitration award, shall pay a pecuniary fine equivalent to R$ 50,000.00 (fifty thousand reais) per day of delay, applicable, as appropriate, from (a) the date on which the Arbitral Tribunal should have been instated; or, yet, (b) the date designated for compliance with the provisions of the arbitration award, without prejudice to the determinations and penalties included in such award.

        14.10.7.       Costs.   Unless otherwise ordered by the Arbitration Panel, each Party will be responsible for its respective costs and expenses incurred as a result of the arbitration (including reasonable attorney’s fees and expenses).

        14.10.8.       Exceptional Court Jurisdiction.   The Parties are fully aware of all terms and effects of the arbitration clause herein agreed upon. Without prejudice to the validity of this arbitration clause, the Parties hereby elect the Judicial District of the City of São Paulo, State of São Paulo, Brazil, to the exclusion of any other courts, — if and when necessary for the sole purposes of: (a) executing obligations that admit, forthwith, judicial execution; (b) obtaining coercive or precautionary measures or procedures of a preventive, provisional or permanent nature, so as to secure the arbitration to be commenced or already in course between the Parties and/or to ensure the existence and efficacy of the arbitration proceeding; or (c) obtaining measures of a mandatory and specific nature. The Parties are entitled to directly apply for such measures before the Judicial District of the City of São Paulo, State of São Paulo only if the Arbitration Panel has not yet been established, in which case the Arbitration Panel shall, upon its establishment, acquire exclusive full and exclusive authority over such measures, including the abilities to definitively revert any partial or final judicial decision already granted over the disputed issues and to definitively rule over any request pending of judicial decision. If, however, the Arbitration Panel has already been established, the Parties shall request any such measures to the Arbitration Panel, being entitled to directly resort to the Judicial District of the City of São Paulo solely for the purposes of enforcing measures that have been granted by the Arbitration Panel and not properly complied by the other Party. The filing of any measure under this clause does not entail any waiver to the arbitration clause or to the jurisdiction limits of the Arbitral Tribunal.

        14.10.9.       Confidentiality.   Any and all documents and/or information exchanged between the Parties or with the Arbitration Panel will be confidential. Unless otherwise expressly agreed in writing by the Parties or required by Law, the Parties, their respective representatives and Affiliates, the witnesses, the Arbitration Panel, the Arbitration Chamber and its secretariats undertake, as a general principle, to keep confidential the existence, content and all awards and decisions relating to the arbitration proceeding, together with all the material used therein and created for the purposes thereof, as well as other documents produced by the other Party during the arbitration proceeding which are not otherwise in the public domain — except if and to the extent that such disclosure is required from one of the Parties pursuant to Law.

        14.10.10.       Intervening Consenting Party.   The Company expressly agrees to be bound to this arbitration clause.

14.11.      Filing and Registration.   This Agreement shall be filed at the Company’s head office pursuant to and for the purposes of Article 118 of the Brazilian Corporation Law. The Company shall cause a legend with the text below to be annotated on the relevant pages of its corporate books and in any other registers or certificates representing the Shares, as follows:

“THE [SHARES] HELD BY [•] ARE SUBJECT TO THE RULES AND RESTRICTIONS SET OUT IN THE SHAREHOLDERS AGREEMENT DATED [•], A COPY OF WHICH IS AVAILABLE AT THE COMPANY’S PRINCIPAL PLACE OF BUSINESS. NO TRANSFER OF SUCH SHARES SHALL BE MADE OR REGISTERED IN THE COMPANY’S BOOKS, UNLESS FOLLOWED BY EVIDENCE OF COMPLIANCE WITH THE TERMS OF THE AFOREMENTIONED SHAREHOLDERS AGREEMENT. TRANSACTIONS EXECUTED BY THE COMPANY OR SHAREHOLDERS IN VIOLATION OF THE SHAREHOLDERS AGREEMENT SHALL BE NULL AND VOID.”

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement in 3 (three) original copies, as of the day and year first above written, in the presence of the two undersigned witnesses.

São Paulo, April 14, 2010

[Signature Pages to Follow]

[Signature Page for the Shareholders’ Agreement of SMA INDÚSTRIA QUÍMICA SA., dated

April 14, 2010]

USINA SAO MARTINHO S.A.

By:	By:
Name:	Name:
Title:	Title:

[Signature Page for the Shareholders’ Agreement of SMA INDÚSTRIA QUÍMICA SA., dated

April 14, 2010]

AMYRIS BRASIL S.A.

By:
Name:
Title:

[Signature Page for the Shareholders’ Agreement of SMA INDÚSTRIA QUÍMICA SA., dated

April 14, 2010]

SMA INDUSTRIA QUIMICA S.A.

By:	By:
Name:	Name:
Title:	Title:

[Signature Page for the Shareholders’ Agreement of SMA INDÚSTRIA QUÍMICA SA., dated

April 14, 2010]

Witnesses:

Name:	Joanna Thomasetti Barbosa	Name:	Eliana Mendes Olivieri
ID:	RG: 32.423.312-7 CPF: 296.369.408-35	ID:	RG: 17.707.981-SSP-SP CPF: 063.111.968-08

SCHEDULE 1.3

FAIR MARKET VALUE COMPUTATION

“Fair Market Value”, for purposes of the Agreement, shall be calculated in accordance with the rules set forth below.

The Fair Market Value of the Company and its corresponding Shares shall be calculated according to the following procedure:

(i)         the Fair Market Value shall be determined by two specialized investment banks, with large experience in the appraisal of assets that are similar to those in question, ranked within the top the (10) positions in the M&A rankings for Brazil prepared and disclosed by Thomson Financial in terms of volume for the last two years, being one (1) institution chosen by São Martinho and one (1) chosen by Amyris Brasil (“Appraisers”) within ten (10) Business Days as from the date the determination of a Fair Market Value is required, after which the shareholder who fails to choose an Appraiser shall be subject to the Fair Market Value determined by the Appraiser duly chosen by the other shareholder. Notwithstanding the above, the Parties may mutually agree that the Fair Market Value shall be determined by only one jointly chosen specialized investment bank, with the same characteristics above (“Sole Appraiser”). The Appraisers (or the Sole Appraiser, as the case may be) shall be engaged by the Company but the costs arising in connection with the determination of the Fair Market Value shall be equally shared by the Shareholders. The Company shall provide both Appraisers (or the Sole Appraiser, as the case may be) with the same information that may be required by any Appraiser (or the Sole Appraiser, as the case may be);

(ii)         with regard to the Shares, the Fair Market Value shall be determined by the Appraisers (or the Sole Appraiser, as the case may be) based on the following criteria: (a) such Shares shall be appraised as if the total number of Shares were available for purchase and were purchased by third parties on an arms’ length basis, no discount applied; (b) the current status and the expected future results of the Company’s business; and (c) the discounted projected cash flows of the Company;

(iii)         if any Appraiser (or the Sole Appraiser, as the case may be) presents a value range/band instead of a single value, the Fair Market Value provided by such Appraiser (or the Sole Appraiser, as the case may be) shall be the average of such value range/band, provided that such band shall not exceed in any event [*];

(iv)         the Appraisers (or the Sole Appraiser, as the case may be) shall determine the Fair Market Value within thirty (30) days as from the date on which they were engaged for such purpose, and the result of their work shall be submitted simultaneously to the Company and all shareholders in writing;

(v)         if the difference between the Fair Market Values assessed by each Appraiser — subject to the provision of item (iii) above - is lower or equal to [*], the Fair Market Value shall be the average of both appraisals; if such difference exceeds such percentage, the Appraisers shall have five (5) Business Days as from the date on which the two (2) Fair Market Values were presented

[*]

Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

to the Company to select a third qualified investment bank that fulfills the same requirement set forth in item (i) above to determine the Fair Market Value in question (“Third Appraiser”);

(vi)         the Third Appraiser shall present its estimate of the Fair Market Value of the assets in question within no later than fifteen (15) days as from the date on which it was engaged, subject to the same rules and criteria applicable to the Appraisers and based on the estimates prepared by such Appraisers, and the result of the Third Appraiser’s work shall be submitted to the Company and the shareholders in writing;

(vii)         the Fair Market Value shall then be the average between the two (2) closest amounts assessed by the three (3) Appraisers;

(viii)         unless upon verification of an evident mistake, the Fair Market Value assessed according to the terms hereof shall be final, binding and shall not be subject to opposition, and shall remain valid for the purposes hereof for a period of one hundred and twenty (120) days from the date it was assessed.

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